ESAB Appoints Dr. Sébastien Martin to Board;
Announces Retirement of Director Patrick Allender

North Bethesda, MD, December 4, 2025 -- ESAB Corporation (“ESAB” or the “Company”) (NYSE: ESAB), a focused premier industrial compounder, announced that it has appointed Dr. Sébastien Martin, Associate Professor of Operations at Kellogg School of Management at Northwestern University, to its Board of Directors effective January 1, 2026.  The Company also announced the retirement of long-serving Board member Patrick Allender, effective as of the Company’s 2026 annual meeting of stockholders.

Mitchell P. Rales, Chairman of the Board of ESAB, said, “We are very pleased to welcome Sébastien to the ESAB Board. His award-winning work and expertise in applying AI and advanced technologies to optimize operations brings a fresh, strategic perspective to the Board that will accelerate innovation and strengthen our capabilities. I am confident his insights will be invaluable as we drive efficiency and deliver on our long-term priorities.”

Shyam P. Kambeyanda, President and Chief Executive Officer of ESAB, said, “Sébastien has already played an instrumental role in shaping ESAB’s AI journey—helping define our enterprise AI strategy, empowering our associates to realize the transformative power of AI agents in daily workflows and training our teams to tackle operational complexities at our facilities with AI. His appointment to the Board strengthens our commitment to operational excellence and positions ESAB at the forefront of AI-driven progress.”

Mr. Rales said, “On behalf of ESAB and the Board, we thank Pat for his exceptional service and leadership. He played a key role in ESAB’s independent listing in 2022 and its growth since then. Pat’s dedication and strategic vision have greatly contributed to our success, and we wish him well in retirement.”

Dr. Sébastien Martin serves as an Associate Professor of Operations at the Kellogg School of Management at Northwestern University, which he joined in September 2020. Since early 2025, Dr. Martin has served as a strategic advisor to ESAB, working with executive leadership to develop the Company’s AI strategy, establish its AI steering committee, and train the workforce on leveraging AI agents for innovation and productivity. Dr. Martin’s research focuses on the implementation of complex algorithms and Artificial Intelligence to improve real-world operations, work for which he has been recognized as a two-time Franz Edelman Laureate—the highest honor in the field of operations research and analytics. His award-winning projects include redesigning transportation and scheduling systems for the Boston and San Francisco school districts to save millions of dollars for reinvestment in education, as well as developing AI matching algorithms for Lyft that generated tens of millions in revenue improvements. At Kellogg, Dr. Martin spearheads the institution’s AI initiatives; recently featured in the Wall Street Journal, he pioneered the use of AI agents in education and created the popular “AI Foundations for Managers” course. He was named one of Poets & Quants’ “40 Under 40” Business School Professors in 2025. Dr. Martin holds a Ph.D. in Operations Research from the Massachusetts Institute of Technology and earned his Bachelor and Master of Science in Applied Mathematics from Ecole Polytechnique.

Dr. Martin’s appointment increases the size of ESAB’s Board of Directors to ten members. Upon joining the Board, Dr. Martin will be a member of the Audit Committee.

Patrick Allender has been a member of the ESAB Board since the Company's listing on the New York Stock Exchange in 2022. Mr. Allender will retire at the conclusion of the Company’s 2026 Annual Meeting of Stockholders. He will continue to serve as a member of both the Audit Committee and the Nominating and Corporate Governance Committee until his retirement.

About ESAB Corporation
Founded in 1904, ESAB Corporation (NYSE: ESAB) is a focused premier industrial compounder. The Company’s rich history of innovative products, workflow solutions and business system ESAB Business Excellence, enables the Company’s purpose of Shaping the world we imagineTM. ESAB Corporation is based in North Bethesda, Maryland and employs approximately 10,300 associates and serves customers in approximately 150 countries. To learn more, visit www.ESABcorporation.com.

Investor Relations Contact:
Mark Barbalato
Vice President, Investor Relations
E-mail: investorrelations@esab.com
Phone: 1-301-323-9098

Media Contact:
Tilea Coleman
Vice President, Corporate Communications
E-mail: mediarelations@esab.com
Phone: 1-301-323-9092